Exhibit 3.10

AMENDED AND RESTATED BYLAWS OF

TITLEMAX FUNDING, INC.

ARTICLE ONE

OFFICES

1.1 The principal office of the corporation is 15 Bull Street, Suite 200, Savannah, Georgia 31401.

ARTICLE TWO

CAPITAL STOCK

2.1 Certificates of stock shall be numbered in the order which they are issued. They shall be signed by the President and Secretary (if a different individual) and any Seal of the Corporation shall be affixed thereto. Records shall be maintained by the Secretary of the Corporation indicating the name of the person owning the shares, the number of shares, and the date of issue. Certificates of stock exchanged or returned shall be canceled by the Secretary and maintained in the Stock Book.

2.2 Transfers of stock shall be made on the Stock Book of the Corporation by the holder in person or by Power of Attorney, or surrender of the old certificate for such shares, duly assigned.

2.3 The holders of the common stock shall be entitled to one vote for each share of stock standing in their name.

ARTICLE THREE

SHAREHOLDERS’ MEETINGS

3.1 The annual Meeting of Shareholders of the Corporation shall be on the second Tuesday in December of each year within or without the State of Delaware at such place as may from time to time be fixed by the Board of Directors.

3.2 At all meetings of Shareholders, the holders of common stock shall be entitled to cast their one vote for each share of common stock, either in person or by written proxy.

3.3 Special meetings of Shareholders may be called at any time by the Chief Executive Officer or any holder or holders of as much as one-third of the outstanding capital stock of the Corporation upon not less than ten (10) nor more than fifty (50) days notice, either mailed to the last known address or personally given to each shareholder. Notice of a special meeting may be waived by instrument in writing. Attendance at such meeting in person or by proxy shall constitute a waiver of notice thereof.

3.4 Notice of any special meeting of Shareholders shall state the purpose for which the meeting is called.

3.5 At all meetings of Shareholders a majority of the outstanding shares of stock shall constitute a quorum for the transaction of business, and no resolution or business shall be transacted without the favorable vote of a majority of the shares represented at the meeting and entitled to vote. A lesser number may adjourn from day to day.

3.6 Any action to be taken at a meeting of the Shareholders of the Corporation, or any action that may be taken at a meeting of the Shareholders, may be taken without a meeting if a consent in writing setting forth the action so taken shall be signed by all of the Shareholders entitled to vote with respect to the subject matter thereof.

ARTICLE FOUR

DIRECTORS

4.1 Subject to these Bylaws, or any lawful agreement between the Shareholders, the full and entire management of the affairs and business of the Corporation shall be vested in the

Board of Directors, which shall have and may execute all of the powers that may be exercised or performed by the Corporation.

4.2 The Board of Directors shall consist of a minimum of one member and a maximum of five members who shall be elected at an annual meeting of the Shareholders and serve for a term of one year and until their successors are elected. A majority of said Directors shall constitute a quorum for the transaction of business. All resolutions adopted and all business transacted by the Board of Directors shall require the affirmative vote of a majority of the Directors present at the meeting.

4.3 The Directors may fill the place of any Director which may become vacant prior to the expiration of his term, such appointment by the Directors to continue until the expiration of the term of the Director whose place has become vacant.

4.4 The Directors shall meet annually following the annual meeting of the Shareholders. Special meetings of the Directors may be called at any time by the Chief Executive Officer or by any Director, or by any holder or holders of as much as one-third of the outstanding capital stock of the Corporation on two (2) days written notice. Notice of any such meeting may be waived by instrument in writing. Attendance in person at such meeting shall constitute a waiver of notice thereof. The signature of any Director approving the minutes of any meeting of the Board of Directors, entered thereon, shall be effective to the same extent as if such Director had been present at such meeting. Any meeting of the Board of Directors may be held within or without the State of Georgia at such place as may be determined by the person or persons calling the meeting.

4.5 Any action to be taken at a Meeting of the Directors, or any action that may be taken at a Meeting of the Directors, may be taken without a meeting if a consent in writing,

setting forth the action so taken, shall be signed by all of the Directors.

ARTICLE FIVE

OFFICERS

5.1 The Officers of the Corporation shall consist of a Chief Executive Officer, a President and a Secretary and may include a Treasurer and a Vice President. The Officers shall be elected by the Directors at the Directors Meeting immediately following the annual Shareholders Meeting. The terms of service of the Officers shall be at the pleasure of and subject to termination by the Board of Directors or by a majority vote of the Shareholders at any annual or special meeting.

5.2 The Chief Executive Officer of the Corporation shall preside at all Directors and Shareholders meetings; shall have the general supervision over the other officers; may sign all stock certificates and written contracts of the Corporation, and shall perform all such other duties as are incident of his office. The Chief Executive Officer shall have the authority to institute or defend legal proceedings when the Directors are deadlocked.

5.3 The President shall have general and active management of the operation of the Corporation, subject to direction of the Chief Executive Officer, and may sign all stock certificates and written contracts of the Corporation, and shall perform all such other duties as are incident of his office.

5.4 The Vice President, if elected, shall be charged with the management of the Corporation in the absence of the President with the same duties and powers accorded to the President and shall perform other such functions as directed by the President and the Board of Directors.

5.5 The Secretary shall keep minutes of all meetings of the Shareholders and

Directors and have charge of the Minute Books, stock books, and seal of the Corporation and shall perform such other duties and have such other powers as may from time to time be delegated to him by the President or the Board of Directors.

5.6 The Treasurer, if elected, shall be charged with the management of the financial affairs of the Corporation and shall have the power to recommend action concerning the Corporation’s affairs to the President.

5.7 Assistants to the Secretary and Treasurer may be appointed by and shall have such duties as shall be delegated to them by the President or the Board of Directors.

5.8 Any payments made to an officer or employee of the Corporation such as salary, commission, bonus, interest, rent, entertainment or other expenses incurred by him which shall be disallowed in whole or in part as a deductible expense by the Internal Revenue Service shall be reimbursed by such officer or employee to the Corporation to the full extent of such disallowance. It shall be the duty of the Directors, as a Board, to enforce payment of each such amount disallowed. In lieu of payment by the officer or employee, subject to the determination of the Directors, proportionate amounts may be withheld from his future compensation payments until the amount owed to the Corporation has been recovered.

ARTICLE SIX

SEAL

6.1 The Corporation shall have no seal unless the Board of Directors shall subsequently vote to adopt one. In the event a seal is required at any time, the signature of the Company followed by the word “Seal” enclosed in parenthesis or scroll shall be deemed the seal of the Corporation. Without limiting the foregoing, the Corporation may use as its seal a generic corporate seal that does not bear the corporate name, providing the same is authorized by the

Board of Directors.

ARTICLE SEVEN

AMENDMENT

7.1 These Bylaws may be amended at any meeting of the Shareholders by the affirmative vote of a majority of the issued and outstanding common stock of the Corporation.

Dated December 9, 2008